Exhibit 4.4

SEVENTH SUPPLEMENTAL INDENTURE

between

THE ALLSTATE CORPORATION,

as Issuer

and

U.S. BANK NATIONAL ASSOCIATION
(AS SUCCESSOR IN INTEREST TO STATE STREET BANK AND TRUST COMPANY),

as Trustee, Calculation Agent and Paying Agent

January 10, 2013

5.100% FIXED-TO-FLOATING RATE SUBORDINATED DEBENTURES DUE 2053

TABLE OF CONTENTS

		Page

ARTICLE I Definitions		2
SECTION 1.01.	Definitions	2

ARTICLE II General Terms and Conditions of the Debentures		6
SECTION 2.01.	Designation and Principal Amount	6
SECTION 2.02.	Maturity	7
SECTION 2.03.	Form	7
SECTION 2.04.	Denominations	7
SECTION 2.05.	Rate of Interest; Interest Payment Dates	7
SECTION 2.06.	Deferral	8
SECTION 2.07.	Events of Default	8
SECTION 2.08.	Securities Registrar; Paying Agent; Place of Payment	9
SECTION 2.09.	No Sinking Fund	9
SECTION 2.10.	Subordination	9
SECTION 2.11.	Senior Indebtedness	10
SECTION 2.12.	Defeasance	11

ARTICLE III Covenants		12
SECTION 3.01.	Dividend and Other Payment Stoppages	12

ARTICLE IV Redemption of the Debentures		13
SECTION 4.01.	Redemption	13

ARTICLE V Original Issue of Debentures		14
SECTION 5.01.	Calculation of Original Issue Discount	14

ARTICLE VI Supplemental Indentures		14
SECTION 6.01.	Supplemental Indentures without Consent of Holders	14
SECTION 6.02.	Supplemental Indentures with Consent of Holders	15

ARTICLE VII Termination of the Replacement Capital Covenants		14
SECTION 7.01.	Covered Debt; Record Date	16
SECTION 7.02.	Termination of the Replacement Capital Covenants	16
SECTION 7.03.	Effectiveness of Termination	16
SECTION 7.04.	Representations and Agreements	17

ARTICLE VIII Miscellaneous		16
SECTION 8.01.	Effectiveness	16
SECTION 8.02.	Successors and Assigns	16
SECTION 8.03.	Effect of Recitals	16
SECTION 8.04.	Ratification of Indenture	17
SECTION 8.05.	Tax Treatment	17
SECTION 8.06.	Governing Law	17
SECTION 8.07.	Severability	17
SECTION 8.08.	Consequential Damages and Force Majeure	17

i

This Seventh Supplemental Indenture, dated as of January 10, 2013 (the “Seventh Supplemental Indenture”), between The Allstate Corporation, a Delaware corporation (the “Company”), and U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company), as trustee (or any successor, the “Trustee”).

R E C I T A L S

WHEREAS, the Company and the Trustee executed and delivered the Subordinated Indenture, dated as of November 25, 1996 (the “Base Indenture”), as amended by the third supplemental indenture, dated as of July 23, 1999 (the “Third Supplemental Indenture”), and the fourth supplemental indenture dated as of June 12, 2000 (the “Fourth Supplemental Indenture”), to provide for the future issuance of the Company’s subordinated debt securities (“Securities”), to be issued from time to time in one or more series as might be determined by the Company under the Base Indenture;

WHEREAS, pursuant to the terms of the Base Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and this Seventh Supplemental Indenture (collectively, the “Indenture”), the Company desires to provide for the establishment of a new series of its subordinated debt securities to be known as its 5.100% Fixed-to-Floating Rate Subordinated Debentures due 2053 (the “Debentures”), the form and substance of such Debentures and the terms, provisions and conditions thereof to be set forth as provided in the Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Seventh Supplemental Indenture and all requirements necessary to make this Seventh Supplemental Indenture a valid instrument in accordance with its terms, and to make the Debentures, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed, and the execution and delivery of this Seventh Supplemental Indenture has been duly authorized in all respects;

WHEREAS, the Company has issued the Series A 6.50% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067 (the “Series A Junior Subordinated Debentures”) and the Series B 6.125% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067 (the “Series B Junior Subordinated Debentures,” and together with the Series A Junior Subordinated Debentures, the “Junior Subordinated Debentures”) and entered into the Series A Replacement Capital Covenant, dated May 10, 2007, in connection with the Series A Junior Subordinated Debentures and the Series B Replacement Capital Covenant, dated May 10, 2007, in connection with the Series B Junior Subordinated Debentures (together, the “Replacement Capital Covenants”);

WHEREAS, the Company desires to terminate each Replacement Capital Covenant pursuant to Section 4(a) thereof and establish a record date for such purposes pursuant to Section 4(c) thereof; and

WHEREAS, pursuant to each Replacement Capital Covenant, effective the date hereof, the Debentures issued hereunder shall automatically become the Covered Debt (as defined in the Replacement Capital Covenants);

NOW, THEREFORE, in consideration of the purchase and acceptance of the Debentures by the holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Debentures and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:

ARTICLE I
Definitions

SECTION 1.01.                                   Definitions

For all purposes of this Seventh Supplemental Indenture, except as otherwise expressly provided herein or unless the context otherwise requires:

(a)                               The terms defined in the Base Indenture have the same meanings when used in this Seventh Supplemental Indenture unless otherwise defined herein;

(b)                              The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(c)                               any reference to an Article, Section, other subdivision or Exhibit refers to an Article, Section or other subdivision of, or Exhibit to, this Seventh Supplemental Indenture; and

(d)                             the words “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Seventh Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

In addition, the following terms used in this Seventh Supplemental Indenture have the following respective meanings:

“Base Indenture” has the meaning specified in the Recitals.

“Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed, (iii) a day on which the Corporate Trust Office is closed for business or (iv) on or after January 15, 2023, a day that is not a London Banking Day.

“Calculation Agent” means, with respect to the Debentures, U.S. Bank National Association, or any other firm appointed by the Company, acting as calculation agent in respect of the Debentures.

“Company” has the meaning specified in the introduction to this instrument.

“Debentures” has the meaning specified in the Recitals.

“Deferral Period” means the period commencing on an Interest Payment Date with respect to which the Company defers interest pursuant to Section 2.06 and ending on the earlier of (i) the fifth anniversary of that Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid all deferred and unpaid amounts (including compounded interest on such deferred amounts) and all other accrued interest on the Debentures.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fixed-Rate Interest Payment Date” has the meaning specified in Section 2.05(b).

“Fixed-Rate Interest Period” means the period beginning on, and including, the date hereof and ending on, but excluding, the first Fixed-Rate Interest Payment Date thereafter and each successive period beginning on, and including, a Fixed Rate Interest Payment Date and ending on, but excluding, the next Fixed-Rate Interest Payment Date.

“Floating-Rate Interest Payment Date” shall have the meaning specified in Section 2.05(b).

“Floating-Rate Interest Period” means the period beginning on, and including, January 15, 2023 and ending on, but excluding, the next Floating-Rate Interest Payment Date and each successive period beginning on, and including, a Floating-Rate Interest Payment Date and ending on, but excluding, the next Floating-Rate Interest Payment Date.

“Fourth Supplemental Indenture” has the meaning specified in the Recitals.

“Indenture” has the meaning specified in the Recitals.

“Interest Payment Date” means a Floating-Rate Interest Payment Date or a Fixed-Rate Interest Payment Date.

“Interest Period” means a Fixed-Rate Interest Period or a Floating-Rate Interest Period, as the case may be.

“Junior Subordinated Debentures” has the meaning specified in the Recitals.

“LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Floating-Rate Interest Period.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.

“Make-Whole Redemption Price” means, with respect to a redemption of the Debentures in whole prior to January 15, 2023, the present value of a principal payment on January 15, 2023 and scheduled payments of interest that would have accrued from the Redemption Date to January 15, 2023 on the Debentures being redeemed (excluding any accrued and unpaid interest for the period prior to the Redemption Date), discounted to the Redemption Date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate, plus 0.500%, as determined and provided to the Company by the Treasury Dealer.

“Maturity Date” has the meaning specified in Section 2.02.

“Parity Securities” means indebtedness of the Company that by its terms ranks in right of payment upon liquidation of the Company on a parity with the Debentures.

“Rating Agency Event” means that any nationally recognized statistical rating organization as defined in Section 3(a)(62) of the Exchange Act that then publishes a rating for the Company (a “Rating Agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Debentures, which amendment, clarification or change results in:

(i)                                  the shortening of the length of time the Debentures are assigned a particular level of equity credit by that Rating Agency as compared to the length of time they would have been assigned that level of equity credit by that Rating Agency or its predecessor on the date hereof, or

(ii)                              the lowering of the equity credit (including up to a lesser amount) assigned to the Debentures by that Rating Agency as compared to the equity credit assigned by that Rating Agency or its predecessor on the date hereof.

“Replacement Capital Covenants” has the meaning specified in the Recitals.

“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service, or such other service as may be nominated by the Company as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits).

“Securities” has the meaning specified in the Recitals.

“Series A Junior Subordinated Debentures” has the meaning specified in the Recitals.

“Series B Junior Subordinated Debentures” has the meaning specified in the Recitals.

“Seventh Supplemental Indenture” has the meaning specified in the introduction to this instrument.

“Tax Event” means the receipt by the Company of an opinion of independent counsel experienced in such matters to the effect that, as a result of any:

(i) amendment to or change (including any officially announced proposed change) in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or effective on or after the date hereof;

(ii)                              official administrative decision or judicial decision or administrative action or other official pronouncement (including a private letter ruling, technical advice memorandum or other similar pronouncement) by any court, government agency or regulatory authority that reflects an amendment to, or change in, the interpretation or application of those laws or regulations that is announced on or after the date hereof; or

(iii)                          threatened challenge asserted in connection with an audit of the Company, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Debentures, which challenge is asserted against the Company or becomes publicly known on or after the date hereof, there is more than an insubstantial increase in the risk that interest payable by the Company on the Debentures is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for U.S. federal income tax purposes.

“Third Supplemental Indenture” has the meaning specified in the Recitals.

“Three-Month LIBOR” means, with respect to any Floating-Rate Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Floating-Rate Interest Period that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on the LIBOR Determination Date for that Floating-Rate Interest Period. If such rate does not appear on Reuters Page LIBOR01, Three-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Floating-Rate Interest Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Floating-Rate Interest Period. The Calculation Agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two such quotations are provided, Three-Month LIBOR with respect to that Floating-Rate Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that Floating-Rate Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., New York City time, on the first day of that Floating-Rate Interest Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that Floating-Rate Interest Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, Three-Month LIBOR for that Floating-Rate Interest Period will be the same as Three-Month LIBOR as determined for the previous Floating-Rate Interest Period or, in the case of the first Floating-Rate Interest Period, 0.31%. The establishment of Three-Month LIBOR for each Floating-Rate Interest Period by the Calculation Agent shall (in the absence of manifest error) be final and binding.

“Treasury Dealer” means one of J.P. Morgan Securities LLC, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their successors), as selected by the Company, or, if J.P. Morgan Securities LLC, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their successors) refuse to act as Treasury Dealers for the purpose of determining the Make-Whole Redemption Price or cease to be primary U.S. government securities dealers, another nationally recognized investment banking firm that is a primary U.S. government securities dealer specified by the Company to act as Treasury Dealer for the purpose of determining the Make-Whole Redemption Price.

“Treasury Price” means, with respect to a Redemption Date, the bid-side price for the Treasury Security as of the third trading day preceding the Redemption Date, as set forth in the Wall Street Journal in the table entitled “Treasury Bonds, Notes and Bills”, except that: (i) if that table (or any successor table) is not published or does not contain that price information on that trading day or (ii) if the Treasury Dealer determines that the price information is not reasonably reflective of the actual bid-side price of the Treasury Security prevailing at 3:30 p.m., New York City time, on that trading day, then Treasury Price will instead mean the bid-side price for the Treasury Security at or around 3:30 p.m., New York City time, on that trading day (expressed on a next trading day settlement basis) as determined by the Treasury Dealer through such alternative means as are commercially reasonable under the circumstances.

“Treasury Rate” means, with respect to a Redemption Date, the quarterly equivalent yield to maturity of the Treasury Security that corresponds to the Treasury Price (calculated by the Treasury Dealer in accordance with standard market practice and computed by the Treasury Dealer as of the second trading day preceding the Redemption Date).

“Treasury Security” means the United States Treasury security that the Treasury Dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the Debentures being redeemed in a tender offer based on a spread to United States Treasury yields.

“Trustee” has the meaning specified in the introduction to this instrument.

ARTICLE II
General Terms and Conditions of the Debentures

SECTION 2.01.                                   Designation and Principal Amount

(a)                               Designation

Pursuant to Section 301 of the Base Indenture, there is hereby established a series of Securities of the Company designated as the “5.100% Fixed-to-Floating Rate Subordinated Debentures due 2053”, the principal amount of which to be issued shall be in accordance with Section 2.01(b) and as set forth in a Company Order for the authentication and delivery of Debentures pursuant to the Base Indenture, and the form and terms of which shall be as set forth hereinafter.

(b)                              Principal Amount; Additional Debentures

Debentures in an initial aggregate principal amount of $500,000,000 upon execution of this Seventh Supplemental Indenture, shall be executed by the Company and delivered to the Trustee, and the Trustee shall thereupon authenticate and deliver said Debentures in accordance with a Company Order. At any time and from time to time after the date hereof, without the consent of Any Holders of the Debentures, the Company may execute and deliver additional Debentures to the Trustee for authentication, together with a Company Order for the authentication and delivery of such additional Debentures, so long as such additional Debentures are fungible for U.S. federal income tax purposes with the Debentures issued as of the date hereof. Any additional Debentures so issued shall have the same terms and conditions as the Debentures issued on the date hereof in all respects, except for any difference in the issue date, issue price, interest accrued prior to the issue date of the additional Debentures and first Interest Payment Date and shall be governed by this Seventh Supplemental Indenture and shall rank equally and ratably in right of payment with the Debentures issued on the date of this Seventh Supplemental Indenture and, together with the Debentures issued as of the date of this Seventh Supplemental Indenture, shall be treated as a single series of Debentures for all purposes.

SECTION 2.02.                                   Maturity

The Debentures will mature on January 15, 2053 (the “Maturity Date”).

SECTION 2.03.                                   Form

The Debentures shall be substantially in the form of Exhibit A, shall include the Trustee’s certificate of authentication in the form required by Section 203 of the Base Indenture and shall be issued in fully registered definitive form without interest coupons.

The Debentures initially are issuable solely as Global Securities and shall bear the legend required by Section 202 of the Base Indenture. The Depositary for the Debentures initially shall be The Depository Trust Company (or any successor thereto).

SECTION 2.04.                                   Denominations

The Debenture are issuable in denominations of $25 and any integral multiples of $25 in excess thereof.

SECTION 2.05.                                   Rate of Interest; Interest Payment Dates

(a)                               Rate of Interest; Accrual

The Debentures shall bear interest on their principal amount: (i) from, and including, January 10, 2013, to, but excluding, January 15, 2023 or any earlier Redemption Date, at the rate of 5.100% per annum, computed on the basis of a 360-day year consisting of twelve 30-day months, and (ii) from, and including, January 15, 2023 to, but excluding, the Maturity Date or any earlier Redemption Date at an annual rate equal to Three-Month LIBOR plus 3.165%, computed on the basis of a 360-day year and the actual number of days elapsed. Defaulted Interest and interest deferred pursuant to Section 2.06 will bear interest, to the extent permitted by law, at the interest rate in effect from time to time provided in this Section 2.05(a), from, and including, the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date.

(b)                              Interest Payment Dates

Subject to Section 2.06, accrued interest on the Debentures shall be payable (i) quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning on April 15,

2013 and ending on January 15, 2023 (each such date, a “Fixed-Rate Interest Payment Date”), or if any such day is not a Business Day, the next Business Day (but no interest will accrue as a result of that postponement), to the Holders of the Debentures at the close of business on the immediately preceding January 1, April 1, July 1 and October 1 (whether or not a Business Day), as the case may be, and (ii) quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning on April 15, 2023, or if any such day is not a Business Day, the next Business Day, or if the next Business Day is in the immediately succeeding calendar month, the immediately preceding Business Day (each such date, a “Floating-Rate Interest Payment Date”), to the Holders of the Debentures at the close of business on the immediately preceding January 1, April 1, July 1 and October 1 (whether or not a Business Day), as the case may be.

SECTION 2.06.                                   Deferral

(a)                               Option to Defer Interest Payments

(i)                                  So long as no Event of Default with respect to the Debentures has occurred or is continuing, the Company shall have the right, at any time and from time to time, to defer the payment of interest on the Debentures for one or more consecutive Interest Periods that do not exceed five years for any single Deferral Period, provided that no Deferral Period shall extend beyond the Maturity Date, any earlier accelerated maturity date arising from an Event of Default or any other earlier redemption of the Debentures. If the Company has paid all deferred interest (including compounded interest thereon) on the Debentures, the Company shall have the right to elect to begin a new Deferral Period pursuant to this Section 2.06(a).

(ii)                              At the end of any Deferral Period, the Company shall pay all deferred interest (including compounded interest thereon) on the Debentures to the Persons in whose names the Debentures are registered in the Securities Register at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Deferral Period.

(b)                              Notice of Deferral

The Company shall give written notice of its election to commence or continue any Deferral Period to the Trustee and the Holders of the Debentures at least one Business Day and not more than 60 Business Days before the next Interest Payment Date. Such notice shall be given to the Trustee and each Holder of Debentures at such Holder’s address appearing in the Security Register by first-class mail, postage prepaid.

SECTION 2.07.                                   Events of Default

(a)                               Clauses (1) through (4) of Section 501 and Section 502, in its entirety, of the Base Indenture shall not apply to the Debentures. Clauses (5) and (6) of Section 501 of the Base Indenture shall apply to the Debentures.

(b)                              If an Event of Default specified in Clause (5) or (6) of Section 501 of the Base Indenture occurs, the principal amount of all the Debentures shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.

(c)                               The Trustee shall provide to the Holders of the Debentures notice of any Event of Default or default with respect to the Debentures within 90 days after the actual knowledge of a Responsible Officer of the Trustee of such Event of Default or default. However, except in the case of a default in payment on the Debentures, the Trustee will be protected in withholding the notice if one of its Responsible Officers determines that withholding of the notice is in the interest of such Holders.

(d)                             The Trustee shall have no right or obligation under the Indenture or otherwise to exercise any remedies on behalf of any Holders of the Debentures pursuant to the Indenture in connection with any default, unless such remedies are available under the Indenture and the Trustee is directed to exercise such remedies pursuant to and subject to the conditions of Section 512 of the Base Indenture, provided, however, that this provision shall not affect the rights of the Trustee with respect to any Events of Default as set forth in Section 2.07(b) that may occur with respect to the Debentures. In connection with any such exercise of remedies the Trustee shall be entitled to the same immunities and protections and remedial rights (other than acceleration) as if such default were an Event of Default.

(e)                               For purposes of this Section 2.07, the term “default” means any of the following events:

(i)                                  default in the payment of interest, including compounded interest, in full on any Debentures for a period of 30 days after the conclusion of a five-year period following the commencement of any Deferral Period if such Deferral Period has not ended prior to the conclusion of such five-year period;

(ii)                              default in the payment of principal of or premium, if any, on the Debentures when due; or

(iii)                          default in the observance or performance of any covenant or agreement contained in the Indenture or the Debentures.

SECTION 2.08.                                   Securities Registrar; Paying Agent; Place of Payment

The Company appoints the Trustee as Securities Registrar and Paying Agent with respect to the Debentures. The Place of Payment for the Debentures will be as specified in the Debentures.

SECTION 2.09.                                   No Sinking Fund

The Debentures shall not be subject to Article Twelve of the Base Indenture.

SECTION 2.10.                                   Subordination

(a)                               The subordination provisions of Article Fourteen of the Base Indenture shall apply to the Debentures, except that solely for purposes of the Debentures, Section 1402 of the Base Indenture shall be amended as follows:

The first paragraph of Section 1402 of the Base Indenture shall be deleted and replaced with the following:

“(a) In the event and during the continuation of any default in the payment of principal, premium, if any, or interest on any Senior Indebtedness beyond any applicable grace period with respect thereto, (b) in the event that any event of default with respect to any Senior Indebtedness shall have occurred and be continuing, permitting the direct holders of that Senior Indebtedness (or a trustee on behalf of the holders thereof) to accelerate maturity of that Senior Indebtedness, whether or not the maturity is in fact accelerated (unless, in the case of either subclause (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded), or (c) in the event that any judicial proceeding shall be pending with respect to a payment default or event of default described in subclause (a) or (b), no payment or distribution of any kind or character, whether in cash, securities or other property, shall be made by the Company on account of the principal of or interest on the Debentures unless and until all amounts then due and payable in respect of such Senior Indebtedness, including any interest accrued after such event occurs, shall have been paid in full.”

(b)                              The Debentures will rank senior to the Junior Subordinated Debentures and any other indebtedness that by its terms does not rank senior to or on a parity with the Debentures. The Debentures will rank senior to all of the equity securities of the Company, and will rank equally in right of payment to indebtedness that ranks on a parity with the Debentures.

SECTION 2.11.                                   Senior Indebtedness

Solely for the purposes of the Debentures, the definition of “Senior Indebtedness” in Section 101 of the Base Indenture shall be deleted and replaced by the following:

“Senior Indebtedness” means the principal of, premium, if any, and interest on and any other payment due pursuant to any of the following, whether incurred on or prior to the date hereof or hereafter incurred:

(i)                                  all obligations of the Company (other than obligations pursuant to the Debentures and obligations pursuant to the Indenture with respect thereto) for money borrowed;

(ii)                              all obligations of the Company evidenced by securities, notes, debentures, bonds or other similar instruments (other than the Debentures), including obligations incurred in connection with the acquisition of property, assets or businesses and including all other debts securities issued by the Company to any trust or a trustee of such trust, or to a partnership or other affiliates that acts as a financing vehicle for the Company, in connection with the issuance of securities by such vehicles;

(iii)                          all obligations of the Company under leases required or permitted to be capitalized under generally accepted accounting principles;

(iv)                          all reimbursement obligations of the Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company;

(v)                              all obligations of the Company issued or assumed as the deferred purchase price of property or services, including all obligations under master lease transactions pursuant to which the Company or any of its subsidiaries have agreed to be treated as owner of the subject property for U.S. federal income tax purposes (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

(vi)                          all payment obligations of the Company under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, including any such obligations incurred by the Company solely to act as a hedge against increases in interest rates that may occur under the terms of other outstanding variable or floating rate indebtedness of the Company;

(vii)                      all obligations of the type referred to in clauses (i) through (vi) above of another Person and all dividends of another Person the payment of which, in either case, the Company has assumed or guaranteed or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise;

(viii)                  all compensation and reimbursement obligations of the Company’s to the Trustee under the Indenture; and

(ix)                          all amendments, modifications, renewals, extensions, refinancings, replacements and refundings of any of the above types of indebtedness;

provided, however, that “Senior Indebtedness” shall not include: the Debentures, the Junior Subordinated Debentures and (i) indebtedness incurred for the purchase of goods, materials, or property, or for services obtained in the ordinary course of business or for other liabilities arising in the ordinary course of business (i.e., trade accounts payable), (ii) any indebtedness which by its terms expressly provides that it is not superior in right or payment to the Debentures, (iii) any of the Company’s indebtedness owed to a person who is a Subsidiary or employee, or (iv) any liability for federal, state, local or other taxes owed or owing by the Company or its Subsidiaries.”

SECTION 2.12.                                   Defeasance

The provisions of Section 1302 of the Base Indenture (relating to discharge of the Indenture) shall apply to the Debentures. For purposes of Section 1304(3) of the Base Indenture as applicable to the Debentures, the Opinion of Counsel referred to therein shall be an independent counsel satisfactory to the Trustee, and the words “gain or loss” in the fourth line of Section 1304(3) shall be replaced by the words “income, gain or loss.”

ARTICLE III
Covenants

SECTION 3.01.                                   Dividend and Other Payment Stoppages

So long as any Debentures remain outstanding, (a) if the Company has given notice of its election to defer interest payments on the Debentures but the related Deferral Period has not yet commenced, or (b) a Deferral Period is continuing, the Company shall not, and shall not permit any Subsidiary to:

(i)                                  declare or pay any dividends or other distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of capital stock of the Company;

(ii)                              make any payment of principal of, or interest or premium, if any, on, or repay, purchase or redeem any of the Company’s debt securities that rank upon the Company’s liquidation on a parity with or junior to the Debentures; or

(iii)                          make any guarantee payments regarding any guarantee issued by the Company of securities of any Subsidiary if the guarantee ranks upon the Company’s liquidation on a parity with or junior to the Debentures;

provided, however, the restrictions in clauses (i), (ii) and (iii) above do not apply to:

(A)                          any purchase, redemption or other acquisition of shares of its capital stock by the Company in connection with:

(1)                              any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors, consultants or independent contractors;

(2)                              the satisfaction of the Company’s obligations pursuant to any contract entered into prior to the beginning of the applicable Deferral Period;

(3)                              a dividend reinvestment or shareholder purchase plan; or

(4)                              the issuance of shares of the Company’s capital stock, or securities convertible into or exercisable for such shares, as consideration in an acquisition transaction, the definitive agreement for which is entered into prior to the applicable Deferral Period;

(B)                           any exchange, redemption or conversion of any class or series of the Company’s capital stock, or shares of the capital stock of one of its Subsidiaries, for any other class or series of the Company’s capital stock, or of any class or series of the Company’s indebtedness for any class or series of the Company’s capital stock;

(C)                           any purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such shares or the securities being converted or exchanged;

(D)                          any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto; or

(E)                            any dividend in the form of stock, warrants, options or other rights where the dividend stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock; or

(F)                             (i) any payment of current or deferred interest on Parity Securities that is made pro rata to the amounts due on such Parity Securities and (ii) any payments of principal or current or deferred interest on Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities.

For the avoidance of doubt, notwithstanding anything herein to the contrary, no terms of the Debentures will restrict in any manner the ability of any of the Subsidiaries to pay dividends or make any distributions to the Company or to any other Subsidiaries.

ARTICLE IV
Redemption of the Debentures

SECTION 4.01.                                   Redemption

The Debentures shall be redeemable in accordance with the procedures set forth in Article Eleven of the Base Indenture:

(i)                                  in whole at any time or in part from time to time on or after January 15, 2023 at 100% of the principal amount of the Debentures being redeemed plus accrued and unpaid interest to but excluding the Redemption Date, provided that no partial redemption shall be effected unless (A) at least $25 million aggregate principal amount of the Debentures, excluding any Debentures held by the Company or any of its Affiliates, shall remain outstanding after giving effect to such redemption and (B) all accrued and unpaid interest, including deferred interest, shall have been paid in full on all Outstanding Debentures for all Interest Periods terminating on or before the Redemption Date; or

(ii)                              in whole, but not in part, at any time prior to January 15, 2023 within 90 days after the occurrence of a Tax Event or a Rating Agency Event at the greater of (A) 100% of the principal amount of the Debentures being redeemed and (B) the Make-Whole Redemption Price, in each case plus accrued and unpaid interest to but excluding the Redemption Date.

ARTICLE V
Original Issue of Debentures

SECTION 5.01.                                   Calculation of Original Issue Discount

If during any calendar year any original issue discount shall have accrued on the Debentures, the Company shall file with each Paying Agent (including the Trustee if it is a Paying Agent) promptly at the end of each calendar year (a) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Securities as of the end of such year and (b) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time, or Treasury Regulations enacted thereunder, or other administrative or judicial guidance.

ARTICLE VI
Supplemental Indentures

SECTION 6.01.                                   Supplemental Indentures without Consent of Holders

Solely for purposes of the Debentures, Section 901 of the Base Indenture shall be deleted and replaced with the following:

“Section 901. Supplemental Indentures without Consent of Holders.

Without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may supplement or amend the Indenture for any of the following purposes:

(1)                              to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the Debentures; or

(2)                              to add to or modify the covenants of the Company for the benefit of the Holders of Debentures or to surrender any right or power herein conferred upon the Company (including surrendering of the Company’s right to redeem the Debentures upon the occurrence of the Rating Agency Event); provided that no such amendment or modification may add Events of Default or acceleration events with respect to the Debentures; or

(3)                              to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the Debentures; or

(4)                              to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein or in any supplemental indenture, or to make any other provisions with respect to matters or questions arising under this Indenture, provided such action shall not adversely affect the interests of the Holders of Debentures in any material respect; or

(5)                              to make any changes to the Indenture in order to conform the Indenture to the final prospectus supplement provided to investors in connection with the offering of the Debentures.”

SECTION 6.02.                                   Supplemental Indentures with Consent of Holders

Solely for purposes of the Debentures, clauses (1) through (3) of Section 902 of the Base Indenture shall be deleted and replaced with the following clauses (1) through (8):

“(1)                       change the Stated Maturity of any payment of principal of or interest (including any additional interest) on the Debentures;

(2)                              change the manner of calculating payments due on the Debentures in a manner adverse to Holders;

(3)                              reduce the requirements contained in the Indenture for quorum or voting;

(4)                              change the Place of Payment for any payment on the Debentures that is adverse to the Holders or change the currency in which any payment on the Debentures is payable;

(5)                              impair the right of any Holder to institute suit for the enforcement of any payment on the Debentures;

(6)                              reduce the percentage in principal amount of Outstanding Debentures, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults hereunder and their consequences;

(7)                              reduce the principal amount of, the rate of interest on or any premium payable upon the redemption of the Debentures; or

(8)                              modify any of the provisions of this Section.”

ARTICLE VII
Termination of the Replacement Capital Covenants

SECTION 7.01.                                   Covered Debt; Record Date

Pursuant to Section 4(c) of each Replacement Capital Covenant, the Company hereby establishes January 10, 2013 as the record date to determine the Holders (as defined in each Replacement Capital Covenant) of the then-effective series of Covered Debt (as defined in each Replacement Capital Covenant), which will be, as of that date, the Debentures, for purposes of consenting to the termination of each Replacement Capital Covenant as provided in this Article Seven.

SECTION 7.02.                                   Termination of Replacement Capital Covenants

Subject to Section 7.04, each and every Holder (as defined in the Base Indenture) of the Debentures as of January 10, 2013, in such capacity as a Holder (as defined in each Replacement Capital Covenant) of the Covered Debt, irrevocably consents to the termination of each Replacement Capital Covenant and the obligations of the Corporation thereunder.

SECTION 7.03.                                   Effectiveness of Termination

The termination of each Replacement Capital Covenant and the obligations of the Corporation described in Section 7.02 above shall be effective immediately after the Debentures become the “Covered Debt” for purposes of each Replacement Capital Covenant and no further action of the Holders (as defined in the relevant Replacement Capital Covenant) shall be required to effectuate such termination.

SECTION 7.04.                                   Representations and Agreements

By purchasing the Debentures, each Holder and each purchaser of the Debentures shall be deemed to have represented, warranted and agreed to and with the Company, in each case, as applicable, for itself and its successors, transferees and assigns, that in the event that the Debentures become the applicable Covered Debt as defined in and for purposes of a Replacement Capital Covenant, each such Holder and purchaser (i) waives any reliance on any covenant, promise or agreement (whether express or implied) set forth in such Replacement Capital Covenant prior to such termination, and (ii) shall not take or attempt to take any action to enforce any such covenant, promise or agreement set forth such Replacement Capital Covenant prior to such termination.

ARTICLE VIII
Miscellaneous

SECTION 8.01.                                   Effectiveness

This Seventh Supplemental Indenture will become effective upon its execution and delivery.

SECTION 8.02.                                   Successors and Assigns

All covenants and agreements in the Base Indenture, as supplemented and amended by this Seventh Supplemental Indenture, by the Company shall bind its successors and assigns, whether so expressed or not.

SECTION 8.03.                                   Effect of Recitals

The recitals contained herein and in the Debentures, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Seventh Supplemental Indenture or of the Debentures. The Trustee shall not be accountable for the use or application by the Company of the Debentures or the proceeds thereof.

SECTION 8.04.                                   Ratification of Indenture

The Base Indenture, as supplemented by this Seventh Supplemental Indenture, is in all respects ratified and confirmed, and this Seventh Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

SECTION 8.05.                                   Tax Treatment

The Company and, by acceptance of the Debentures or a beneficial interest in the Debentures, each Holder and beneficial owner of a Debenture agree to treat the Debentures as indebtedness for United States federal income tax purposes.

SECTION 8.06.                                   Governing Law

This Seventh Supplemental Indenture and the Debentures shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 8.07.                                   Severability

If any provision of the Base Indenture, as supplemented and amended by this Seventh Supplemental Indenture, shall be held or deemed to be or shall, in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatever.

SECTION 8.08.                                   Consequential Damages and Force Majeure

(a)                               In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(b)                              In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, so long as the Trustee maintains and updates from time to time business continuation and disaster recovery procedures that it determines meet the standards of the industry; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed as of the day and year first above written.

THE ALLSTATE CORPORATION

By:	/s/ Mario Rizzo
Name: Mario Rizzo
Title: Senior Vice President and Treasurer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Carolina D. Altomare
Name: Carolina D. Altomare
Title: Vice President

EXHIBIT A

FORM OF DEBENTURE

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. [Insert number]	Principal Amount: $[Insert amount]

Issue Date: [Insert date]	CUSIP: 020002 309

THE ALLSTATE CORPORATION

5.100% FIXED-TO-FLOATING RATE SUBORDINATED DEBENTURES DUE 2053

The Allstate Corporation, a Delaware corporation (the “Company”), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of five hundred million U.S. dollars ($500,000,000) on January 15, 2053 (the “Maturity Date”), or if such day is not a Business Day (as defined below), the following Business Day.

The Company further promises to pay interest on said principal sum from and including January 10, 2013 to, but excluding, January 15, 2023, at the annual rate of 5.100% (computed on the basis of a 360-day year consisting of twelve 30-day months) quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning on April 15, 2013 (each, a “Fixed-Rate Interest Payment Date”), subject to deferral as set forth herein. In the event that any interest payment date prior to January 15, 2023 falls on a day that is not a Business Day, the interest payment due on that date will be postponed to the next day that is a Business Day, and no interest will accrue as a result of that postponement. From, and including, January 15, 2023 until the principal thereof is paid or made available for payment, the Company promises to pay such interest at an annual rate equal to Three-Month LIBOR (as defined in said Indenture) plus

3.165% (computed on the basis of a 360-day year and the actual number of days elapsed) quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning on April 15, 2023, or if any of these days is not a Business Day, on the next Business Day, except that if such Business Day is in the next succeeding calendar month, the immediately preceding Business Day (each, a “Floating-Rate Interest Payment Date,” and each Floating-Rate Interest Payment Date and each Fixed-Rate Interest Payment Date being hereinafter referred to as an “Interest  Payment Date”), subject to deferral as set forth herein. A “Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed, (iii) a day on which the Corporate Trust Office is closed for business or (iv) on or after January 15, 2023, a day that is not a London Banking Day. “London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England. Defaulted Interest and interest deferred pursuant to said Indenture will bear additional interest to the extent permitted by law, at the interest rate in effect from time to time, from and including the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, as provided in said Indenture, will be paid to the Person in whose name this Security (or one or more Predecessor Securities) are registered at the close of business on the Regular Record Date for such interest, which shall be January 1, April 1, July 1 and October 1 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid, in the case of deferred interest, as provided in the following paragraph, and otherwise to the Person in whose name this Security (or one or more Predecessor Securities) are registered at the close of business on a Special Record Date for the payment of Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

So long as no Event of Default with respect to this Security has occurred or is continuing, the Company shall have the right at any time during the term of this Security to defer payment of interest on this Security for one or more consecutive Interest Periods that do not exceed five years for any single Deferral Period, during which the Company shall have the right to make partial payments of interest on any Interest Payment Date, and at the end of which the Company shall pay all interest then accrued and unpaid; provided, however, that no Deferral Period shall extend beyond the Maturity Date or the earlier accelerated maturity date arising from an Event of Default or redemption of this Security. Upon the termination of any Deferral Period and upon the payment of all deferred interest then due, the Company may elect to begin a new Deferral Period, subject to the above requirements.

So long as any Securities of this series remain outstanding, if the Company has given notice of its election to defer interest payments on this Security but the related Deferral Period has not yet commenced or a Deferral Period is continuing, the Company shall not, and shall not permit any Subsidiary to, (i) declare or pay any dividends or other distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of the Company’s capital stock, (ii) make any payment of principal of, or interest or premium, if any, on or repay, purchase or redeem any debt securities of the Company that rank upon the Company’s liquidation on a parity with this Security (the “Parity Securities”) or junior to this Security or (iii) make any guarantee payments regarding any guarantee issued by the Company of securities of any Subsidiary if the guarantee ranks upon the Company’s liquidation on a parity with or junior to this Security (other than (a) any purchase, redemption or other acquisition of shares of its capital stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors, consultants or independent contractors, (2) the satisfaction of the Company’s obligations pursuant to any contract entered into prior to the beginning of the applicable Deferral Period, (3) a dividend reinvestment or shareholder purchase plan, or (4) the issuance of shares of the Company’s capital stock, or securities convertible into or exercisable for such shares, as consideration in an acquisition transaction entered into prior to the applicable Deferral Period, (b) any exchange, redemption or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its Subsidiaries, for any other class or series of its capital stock, or of any class or series of its indebtedness for any class or series of its capital stock, (c) any purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such shares or the securities being converted or exchanged, (d) any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto, (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock, or (f)(1) any payment of current or deferred interest on Parity Securities that is made pro rata to the amounts due on such Parity Securities, and (2) any payments of principal or current or deferred interest on Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities).  For the avoidance of doubt, notwithstanding anything herein to the contrary, no terms of the Debentures will restrict in any manner the ability of any of the Subsidiaries to pay dividends or make any distributions to the Company or to any other Subsidiaries.

The Company shall give written notice of its election to commence or continue any Deferral Period to the Trustee and the Holders of all Securities of this series then Outstanding at least one Business Day and not more than 60 Business Days before the next Interest Payment Date. Such notice shall be given to the Trustee and the Holder of any Security at such Holder’s address appearing in the Security Register by first-class mail, postage prepaid.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the paying agency office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such bank account number as may be designated by the Person entitled thereto as specified in the Securities Register in writing not less than ten days before the relevant Interest Payment Date.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on such Holder’s behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee such Holder’s attorney-in-fact for any and all such purposes. Each Holder hereof, by such Holder’s acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.

The Company and, by acceptance of this Security or a beneficial interest in the this Security, each Holder and beneficial owner of this Security agree to treat this Security as indebtedness for United States federal income tax purposes.

By acceptance of this Security or a beneficial interest in this Security, each Holder hereof and any person acquiring a beneficial interest herein, agree that either (A) no portion of the assets used by such purchaser to acquire and hold this Security or a beneficial interest in this Security constitutes assets of any (i) employee benefit plan subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) any plan, individual retirement accounts and other arrangement subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement within the meaning of Section 3(42) of ERISA as modified by 29 CFR § 2510.3-101 or under any applicable Similar Laws or (B) the purchase and holding of this Security or a beneficial interest in this Security by such purchaser will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Date: January 10, 2013

THE ALLSTATE CORPORATION

By:
Name: Mario Rizzo
Title: Senior Vice President and Treasurer

Attest:

[Insert corporate seal]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within mentioned Indenture.

Date: January 10, 2013

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By
Name:
Title:

(FORM OF REVERSE OF DEBENTURE)

This Security is one of a duly authorized issue of securities of the Company (the “Securities”), issued and to be issued in one or more series under the Subordinated Indenture, dated as of November 25, 1996 (the “Base Indenture”), between the Company and U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company), as trustee (the “Trustee”), as amended by the Third Supplemental Indenture, dated as of July 23, 1999 (the “Third Supplemental Indenture”), and the Fourth Supplemental Indenture, dated as of June 12, 2000 (the “Fourth Supplemental Indenture”), and as supplemented by the Seventh Supplemental Indenture, dated as of January 10, 2013 (the “Seventh Supplemental Indenture,” and, together with the Base Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the “Indenture”), to which Indenture and all other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company, the holders of the Senior Indebtedness and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. By the terms of the Indenture, the Securities are issuable in series that may vary as to amount, date of maturity, rate of interest, rank and in any other respect provided in the Indenture.

All terms used in this Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Securities of this series shall be redeemable at the election of the Company in accordance with the terms of the Indenture. In particular, this Security is redeemable:

(a)                               in whole at any time or in part from time to time on or after January 15, 2023 at a redemption price equal to 100% of the principal amount of the Securities being redeemed plus accrued and unpaid interest to, but excluding, the Redemption Date; provided that if the Securities of this series are not redeemed in whole, at least $25 million aggregate principal amount of the Outstanding Securities of this series remain outstanding after giving effect to such redemption; or

(b)                              in whole, but not in part, at any time prior to January 15, 2023, within 90 days after the occurrence of a Tax Event or a Rating Agency Event, at a redemption price equal to the greater of (i) 100% of the principal amount of the Securities being redeemed or (ii) the Make-Whole Redemption Price, in each case, plus accrued and unpaid interest to but excluding the Redemption Date.

Notwithstanding the foregoing, the Company may not redeem the Securities of this series in part unless all accrued and unpaid interest, including deferred interest, has been paid in full on all Outstanding Securities of this series for all Interest Periods terminating on or before the Redemption Date.

In the event of a redemption of this Security in part only, a new Security or Securities of this series and of a like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

No sinking fund is provided for the Securities.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company with certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, if an Event of Default as set forth in the Indenture occurs, the principal amount of the Securities shall automatically become due and payable; provided that in any such case the payment of principal and interest on such Securities shall remain subordinated to the extent provided in Article Fourteen of the Base Indenture.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under

Section 1002 of the Base Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee shall have the right to treat and shall treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities are issuable only in registered form without coupons in minimum denominations of $25 and any integral multiples of $25 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities are exchangeable for a like aggregate principal amount of Securities of a different authorized denomination, as requested by the Holder surrendering the same.

THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this

Security to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

agent to transfer this Security on the books of the Securities Registrar. The agent may substitute another to act for him or her.

Dated:	Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Security)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Securities Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.